UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 12, 2007

CTS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:        (574) 523-3800

                            Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

       This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed on September 18, 2007 (the "Original 8-K") by CTS Corporation.

       This report is being filed solely to reflect signature requirement which was inadvertently omitted from the prior filing.

On September 12, 2007, Donald K. Schwanz tendered his resignation as Chairman Emeritus of the Board of Directors of CTS Corporation (the “Company”), effective October 2, 2007.  Effective that same date, Mr. Schwanz also will separate from service under his Employment Agreement with the Company.  The Consulting Period under Mr. Schwanz’ Employment Agreement will commence October 3, 2007.  Mr. Schwanz' Employment Agreement was previously filed as Exhibit 10(a) to the Company's Current Report on Form 8-K filed with the Commission on December 8, 2006.

Although it had been anticipated Mr. Schwanz would continue to serve in this position through December 31, 2007, the transition to a successor Chief Executive Officer was accomplished more rapidly than expected as his successor, Vinod M. Khilnani, possesses extensive knowledge of the Company due to his previous service as the Company’s Chief Financial Officer.

Also on September 12, 2007, the Board of Directors of the Company approved the form of an Individual Excess Benefit Retirement Plan (an “Individual SERP”) to be entered into with certain officers of the Company.

Each Individual SERP will be a non-qualified individual excess benefit retirement plan for the benefit of the officer that will replace the benefit the officer had accrued under either the CTS Corporation 1996 Excess Benefit Retirement Plan or the CTS Corporation 2003 Excess Benefit Retirement Plan, as applicable.  The Individual SERP will provide that, upon retirement, the officer will receive a supplemental retirement benefit equal to the difference between the benefit that the officer would receive under the CTS Corporation Pension Plan (the “Pension Plan”) and the benefit the officer would receive under the Pension Plan if restrictions imposed on the calculation of benefits under tax-qualified plans were disregarded and the percentage of the officer’s compensation reflected in the Pension Plan benefit formula was replaced with a percentage specified in the Individual SERP. The Individual SERP will provide that the officer will receive the actuarial present value of the supplemental retirement benefit calculated as described above. Generally, the actuarial present value of the benefit is payable as a single lump sum cash payment from the general assets of CTS at the later of the officer’s attainment of age 55, or the seventh month following the officer’s separation from service. The actuarial present value is determined using the actuarial assumptions employed under the Pension Plan for determining lump sum payouts in the plan year during which the officer’s separation from service occurs. If the officer’s lump sum cash payment is paid in the seventh month following separation from service, the officer will receive interest on the lump sum amount for the period between the first day of the month following the later of (a) the officer’s separation from service or (b) the officer’s attainment of age 55 and the date of payment of the lump sum at an interest rate equal to the lump sum interest rate assumption used to calculate the lump sum amount.  Notwithstanding anything to the contrary in the foregoing, if an officer separates from service with the Company following a change in control (as defined in the Individual SERP) and, as a result of such separation from service, the officer becomes entitled to change in control severance benefits under any severance agreement between the Company and the officer, the officer's retirement benefit shall be payable at the seventh month following the officer's separation from service, and for purposes of calculating the retirement benefit, the officer shall be considered fully vested in such officer's benefits under the Pension Plan and the Individual SERP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

By:                /s/  Richard G. Cutter III
Name:           Richard G. Cutter III
Title:             Vice President, General Counsel andSecretary

Date:  September 18, 2007